                              MANAGEMENT AGREEMENT


                                     BETWEEN


                              WEA PALM DESERT LLC,

                                    AS OWNER,

                                       AND


                          WESTFIELD MANAGEMENT COMPANY,

                                   AS MANAGER.


                           DATED AS OF AUGUST 18, 1999

                              MANAGEMENT AGREEMENT

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                                TABLE OF CONTENTS

                                                                                                       Page
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

ARTICLE I CERTAIN DEFINITIONS............................................................................1
ARTICLE II APPOINTMENT..................................................................................11
ARTICLE III MANAGER'S DUTIES............................................................................12
A.   Operating Standard; Duties.........................................................................12
B.   Independent Contractor; Employees..................................................................14
C.   Compliance with Requirements.......................................................................15
D.   Implementation of Annual Plan......................................................................15
E.   Property Manager...................................................................................16
F.   No Default.........................................................................................16
G.   Powers.............................................................................................16

ARTICLE IV LEASING THE PROPERTY.........................................................................18
A.   Leasing Obligations................................................................................18
B.   Brokers............................................................................................19
C.   Temporary Leases...................................................................................19
D.   Small Shop Leases..................................................................................19
E.   Large Shop Leases and Nonconforming Small Shop and Temporary Leases................................19
F.   Anchor Leases......................................................................................20
G.   Leasing Fee........................................................................................20
H.   Occupant Improvements..............................................................................20

ARTICLE V TENANT RELATIONS..............................................................................21
A.   Reasonable Efforts.................................................................................21
B.   Procedures.........................................................................................21
C.   Enforcement of Leases..............................................................................21

ARTICLE VI RECEIPTS.....................................................................................21
A.   Cash Receipts......................................................................................21
B.   Security Deposit Account...........................................................................22

ARTICLE VII ANNUAL PLAN.................................................................................22
A.   Initial Annual Plan................................................................................22
B.   Submission of Annual Plans.........................................................................22
C.   Owner's Approval...................................................................................23
D.   Miscellaneous Provisions...........................................................................24

ARTICLE VIII DISBURSEMENTS..............................................................................24
A.   Payment of Operating Expenses......................................................................24
B.   Checks.............................................................................................25

ARTICLE IX ADVANCES FOR OPERATING EXPENSES..............................................................25


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

A.   Notification.......................................................................................26
B.   Owner's Advances...................................................................................26
C.   Indemnification....................................................................................26

ARTICLE X FIDELITY INSURANCE COVERAGE...................................................................26
ARTICLE XI MAINTENANCE OF THE PROPERTY..................................................................27
A.   Standard...........................................................................................27
B.   Supplies and Equipment.............................................................................27
C.   Enforcement of Contracts...........................................................................27
D.   Emergencies........................................................................................27

ARTICLE XII RECORDS AND REPORTS.........................................................................28
A.   Monthly Reports....................................................................................28
B.   Financial Statements...............................................................................30
C.   Records............................................................................................31
D.   Production of Records and Information..............................................................32
E.   Tax Returns........................................................................................34
F.   General Qualifications.............................................................................34

ARTICLE XIII COSTS AND EXPENSES - COMPENSATION..........................................................35
A.   Management Fee.....................................................................................35
B.   Expense Reimbursement..............................................................................36
C.   Leasing............................................................................................36

ARTICLE XIV INSURANCE...................................................................................37
ARTICLE XV ALTERATIONS..................................................................................37
ARTICLE XVI TERMINATION.................................................................................37
A.   Term...............................................................................................37
B.   Non-Curable Terminating Events.....................................................................38
C.   Curable Defaults...................................................................................39
D.   Manager's Rights and Obligations on Termination....................................................41

ARTICLE XVII DELIVERY OF DOCUMENTS AND NOTICES..........................................................42
ARTICLE XVIII MISCELLANEOUS PROVISIONS..................................................................43
A.   Law to Apply.......................................................................................43
B.   Incorporation by Reference.........................................................................43
C.   Section Headings and References....................................................................43
D.   Terms..............................................................................................43
E.   Waiver.............................................................................................43
F.   Severability.......................................................................................43
G.   Counterparts.......................................................................................43
H.   Time...............................................................................................43
I.   Incorporation of Prior Agreements..................................................................44
J.   Further Assurances.................................................................................44
K.   Attorneys' Fees....................................................................................44
L.   Personal Agreement.................................................................................44
M.  No Partnership......................................................................................44


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


N.   Amendments.........................................................................................44
O.   Indemnities........................................................................................45
P.   Object of Agreement................................................................................46
Q.   Owner's Lenders and/or Purchasers..................................................................46
R.   Confidentiality....................................................................................46

EXHIBITS

A - Other Management Agreements

         THIS MANAGEMENT AGREEMENT ("Agreement") is made and entered into as of the 18th day of August, 1999 by and between WEA PALM DESERT LLC, a Delaware limited liability company ("Owner"), and WESTFIELD MANAGEMENT COMPANY ("Manager"), a Delaware partnership.

                               W I T N E S E T H:

         WHEREAS, Owner is the owner of that certain shopping center located in Palm Desert, California, and commonly known as Palm Desert Town Center; and

         WHEREAS, Owner and Manager desire to enter into this Agreement to appoint Manager to manage the Property (as defined below), it being the understanding that the object of this Agreement is the provision of property management and leasing services by Manager to Owner, upon all of the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings respectively set forth in this Article I:

         "ADVISOR" means Westfield U.S. Advisory, L.P., a Delaware limited partnership, and its permitted successors and assigns under the Advisory Agreement.

         "ADVISORY AGREEMENT" means that certain Advisory Agreement, dated as of July 1, 1996, between WEA and Advisor, as the same may be amended from time to time.

         "AFFILIATE" means, with respect to any Person (the "SUBJECT PERSON"), any other Person controlling, controlled by or under common control with the Subject Person. As used in this definition of "AFFILIATE," the term "CONTROL" means, with respect to any Person, the right to the exercise, directly or indirectly, of 50% or more of the voting rights attributable to such Person.

         "ANCHOR LEASE" means a Lease for an Anchor Tenant.

         "ANCHOR TENANT" means an Occupant that is a department store having not less than seventy-five thousand (75,000) square feet of usable space at the Property.

         "ANNUAL PLAN" means the plan for the operation, leasing, maintenance and improvement of the Property, including, without limitation, the Operating Budget, prepared by Manager and approved by Owner as provided herein for each Fiscal Year.

         "BANKRUPTCY" of any Person means the occurrence of any of the following events:

                                    (i)  if such Person shall file a
         voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future Federal bankruptcy act or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person of all, or substantially all, of its property; or

                                    (ii)  if a court of competent jurisdiction
         shall enter an order, judgment or decree approving a petition filed against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act, or any other present or future Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such order, judgment or decree shall remain unvacated and unstayed for a period of ninety (90) days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or substantially all of its property shall be appointed without the consent of such Person and such appointment shall remain unvacated and unstayed for a period of ninety (90) days, or if such Person shall file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or

                                    (iii)  if such Person shall admit in writing
         its inability to pay its debts as they mature; or

                                    (iv)  if such Person shall make a general
         assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or

                                    (v)  if any assets of such Person are
         attached, seized or subjected to a garnishment or other action by a creditor of such Person seeking to realize upon a judgment against such Person, and such attachment, seizure, garnishment or other action is not vacated, stayed or otherwise resolved within ninety (90) days thereafter.

         "BUSINESS DAY" means a day which is not a Saturday, Sunday or legally recognized public holiday in the United States.

         "COMMON AREAS" means all those parts of the Property which are not exclusively used or intended for the exclusive use of any particular Occupant. Common Areas shall include, without limitation, the following areas within the Property: parking areas and facilities, traffic control and information signs and equipment, roadways, pedestrian sidewalks, public transportation loading and unloading facilities not devoted to a single Occupant, truckways, delivery areas, landscaped areas, community rooms, office facilities, Property Manager's office, elevators, escalators, the enclosed mall, including space occupied by carts or kiosks, roof, skylights, beams, stairs and ramps not contained within any Occupant's floor area, public restrooms and comfort stations, service areas, service and fire exit corridors and passageways, those areas within the Property and adjacent to the Property containing signs, pylons or structures advertising the Property, and other areas, amenities, facilities and improvements provided by Owner for the convenience and use of Owner, the Occupants and their respective concessionaires, agents, employees, customers, invitees and other licensees.

         "DEVELOPER" means Westfield Corporation, Inc., any entity wholly owned by Westfield Corporation, Inc., and the permitted successors and assigns of Westfield Corporation, Inc. or any entity wholly owned by Westfield Corporation, Inc., under the Development Framework Agreement or any Development Agreement and Leasing Agreement.

         "DEVELOPMENT AGREEMENT" means any Design, Development and Construction Agreement entered into between WEA or its Affiliate and Developer in accordance with the terms of the Development Framework Agreement, as the same may be amended from time to time.

         "DEVELOPMENT FRAMEWORK AGREEMENT" means that certain Master Development Framework Agreement, dated as July 1, 1996, between WEA and Developer, as the same may be amended from time to time.

         "DISCRETIONARY EXPENSES" means all Operating Expenses that are not Non-Discretionary Expenses.

         "EMERGENCY" means an event which, in Manager's reasonable judgment, requires action to be taken prior to the time that approval could be obtained from Owner (as reasonably determined by Manager) in order to comply with Legal Requirements or Insurance Requirements or to preserve the Property, or for the safety of any employees, Occupants, customers or invitees of the Property, or to avoid the suspension of any services necessary to, or required by, the Occupants, customers or invitees thereof.

                  "FISCAL YEAR" means the calendar year.

         "GROSS INCOME" in respect of a particular period means all minimum, fixed and percentage rents and all other receipts, revenues, proceeds and other monies received by Owner, or by Agent on behalf of Owner, from or in connection with the operation of the Property in respect of such period, directly or indirectly and from any source whatsoever including, without limitation, all payments made to Owner by Occupants including, but not limited to (i) minimum, fixed and percentage rent (including proceeds from any litigation wherein damages equivalent to or based upon rent from a defaulted tenant are recovered, exclusive of interest), (ii) Common Area maintenance charges,
(iii) contributions for personal and real property taxes and sales taxes, insurance premiums and deductibles, utilities, heating, ventilating and air conditioning, domestic water and waste handling, sprinkler charges, Manager's administrative costs and any other expenses of the Property for the payment of which Occupants are obligated to contribute pursuant to their respective Leases, (iv) security deposits which have been applied to rent, and (v) all proceeds from loss of rents insurance maintained by Owner relating to the Property.

         "INDEX" with respect to any applicable calculation that is provided for herein, for each particular year or period in question, means the "All Items" portion of the Consumer Price Index for All Urban Consumers: U.S. City Average (1982-84 = 100), issued and published by the Bureau of Labor Statistics of the United States Department of Labor. If the Index ceases to use the 1982-84 average equaling 100 as the basis of calculation, or if a change is made in the terms or number of items contained in the Index, or if the Index is altered, modified, converted or revised in any way, then the Index shall be determined by reference to the index designated as the successor to the prior Index or other substitute index published by the government of the United States and new index numbers shall be substituted for the old index numbers in making the calculations, as may be appropriate. If at any time the Bureau of Labor Statistics shall no longer publish such Index, then any successor or substitute index to the Index published by said Bureau or other governmental agency of the United States, and similarly adjusted as aforesaid, shall be used. If such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated, a reliable governmental or other non-partisan publication selected by Manager and reasonably acceptable to Owner shall be used in evaluating the information theretofore used in determining the Index.

         "INSURANCE REQUIREMENTS" means the requirements of any insurer or insurance carrier, to the extent that such requirements are applicable to the Property, or any portion thereof, the use or manner of use of the same, or to Owner in its capacity as owner of the Property.

         "LAND" means that certain parcel or parcels of real property on which Palm Desert Town Center is located.

         "LARGE SHOP LEASE" means any Lease which is not an Anchor Lease, a Small Shop Lease or a Temporary Lease.

         "LEASE" means any lease, sublease, license to occupy or other right of occupancy, use or possession of the Property or any part of the Property, entered into or granted by or on behalf of Owner or by or on behalf of Owner's predecessors in title, whether temporarily or for a fixed or periodic term, whether or not recorded, and whether oral or written including, without limitation, any storage license, cart or kiosk lease or license, and any other specialty lease or license. "LEASES" means each and every Lease in effect at the applicable time, collectively.

         "LEASING AGREEMENT" means any Leasing Agreement entered into between WEA or its Affiliate and Developer in accordance with the terms of the Development Framework Agreement, as the same may be amended from time to time.

         "LEASING GUIDELINES" means the annual leasing guidelines for the Property proposed by Manager and approved by Owner, which approval will not be unreasonably withheld by Owner, as an element of each Annual Plan, as such guidelines may be amended from time to time in accordance with the terms hereof.

         "LEGAL REQUIREMENTS" means all laws, statutes, codes, ordinances, orders, regulations, judgments, decrees and directions of all federal, state and local governments and courts and the appropriate agencies, officers, departments, boards, authorities and commissions thereof, whether now or hereafter enacted, to the extent that the same are applicable to the use or operation of the Property or any portion thereof.

         "MARKETING FUND" means the media fund or other like fund or organization established, operated and maintained by Manager in accordance with the Operating Budget for the advertising, merchandising and promotion of the Property.

         "NON-DISCRETIONARY EXPENSES" means those Operating Expenses, the payment and amount of which are not within the discretion of Owner or Manager, including without limitation utility charges, salaries and benefits of Property employees, scheduled payments of principal and interest on indebtedness encumbering the Property, real estate and personal property taxes and assessments, insurance premiums, amounts due and payable under service contracts and other agreements entered into in accordance with any Annual Plan, and Operating Expenses required to be paid by Legal Requirements or Insurance Requirements.

         "OCCUPANTS" means all Persons using or in possession or occupation of any portion of the Property from time to time under any Lease.

         "OPERATING BUDGET" means the annual operating budget for the Property proposed by Manager and approved by Owner, which approval will not be unreasonably withheld by Owner, for the relevant Fiscal Year, as the same may be amended from time to time in accordance with the terms hereof. The Operating Budget shall separately identify with reasonable specificity all off-site costs and all overhead costs of Manager, or Affiliate of Manager, allocated as Operating Expenses.

         "OPERATING EXPENSES" means the total for each relevant period of the costs and expenses incurred or accrued in respect of the Property by Owner or by Manager on behalf of Owner in accordance with this Agreement. Subject to the foregoing, Operating Expenses shall include, without limitation:

                           (i)  all rates, taxes, assessments and impositions
whatsoever (whether assessed, charged or imposed by or under Federal, State or local Legal Requirements) assessed, charged or imposed in respect of the Property or Owner in its capacity as owner of the Property, except to the extent that Owner has elected to appeal the same until such time as such taxes are paid, including, without limitation, sales taxes paid by Manager with respect to goods or services benefitting the Property acquired or provided in accordance with the Operating Budget;

                           (ii)  charges for supply of water, sewerage, gas,
electricity and other utilities supplied to the Common Areas, and the disposal of all garbage and refuse from the Common Areas;

                           (iii)  costs of operating, maintaining, repairing
and cleaning all areas of the Property, including the salary, wages, benefits and other costs of (x) all on-site employees at the Property employed by Manager or its Affiliates and (y) all off-site costs which are allocable to the Property (which shall include home office or regional office operational employees to the extent such employees perform services specifically related to the Property), as may be necessary or appropriate for the proper operation thereof and the performance by Manager of its obligations hereunder, all in accordance with the Operating Budget;

                           (iv)  all charges for leasing or licensing,
operating, maintaining and repairing the lighting and HVAC systems, vertical or horizontal transportation equipment, sanitary, security and fire detection and fighting equipment and all other equipment, machinery and systems provided for or to the Property from time to time, in accordance with the Operating Budget;

                           (v)  the portion of overhead costs incurred by or on
behalf of Manager in performing its duties under this Agreement which (x) are for the sole benefit of the Property and (y) have been approved by Owner in the Operating Budget for the applicable Fiscal Year;

                           (vi)  the costs of leasing, maintenance, registration
and other expenses incurred in respect of vehicles used by employees of Manager or a Related Person of Manager in connection with the performance of services for the benefit of the Property which are properly incurred in the performance by Manager of its duties and obligations under this Agreement, in accordance with the Operating Budget;

                           (vii)  all fees and charges incurred in connection
with the opening, maintenance and operation of any bank accounts operated for the Property by Manager;

                           (viii)  advertising, marketing and promotional costs
for the Property in accordance with the applicable Operating Budget or which otherwise have been approved in writing by Owner;

                           (ix)  the fees of  attorneys and consultants incurred
by Manager in accordance with the Operating Budget or at the written request of Owner in connection with the performance by Manager of its duties and obligations under this Agreement including, without limitation, the enforcement of all Leases;

                           (x)  all contributions made by Owner or Manager on
behalf of Owner from time to time to the Marketing Fund;

                           (xi)  the payment or reimbursement of the applicable
portion of costs incurred by Owner or by or on behalf of Manager for insurance and claims management services for the Property in accordance with the Operating Budget, whether such payment is incurred pursuant to any master policy covering other properties under the management of Manager or any Related Person, or otherwise;

                           (xii)  all expenses incurred by Manager in accordance
with the Operating Budget or as otherwise approved in writing by Owner in connection with equipment provided by or on behalf of the Manager or by others for the purpose of the operation and maintenance of the Property or the applicable portion of such costs relating solely to the Property including, without limitation, all financing, leasing and other charges incurred in respect of such equipment and legal and other costs associated with the arranging thereof;

                           (xiii)  miscellaneous donations made by Manager from
time to time in the course of operations of the Property in accordance with the Operating Budget or as otherwise approved in writing by Owner;

                           (xiv)  third party audit and accountancy fees
incurred in accordance with the Annual Plan in connection with the preparation of any accounts or financial statements relating solely to the Property prepared by or on behalf of Owner for the purpose of providing the financial information to Owner required by this Agreement and enabling Manager to perform its obligations under this Agreement;

                           (xv)  all third party costs and expenses incurred by
Manager directly for the benefit of the Property in connection with the lease or license of space within the Property in accordance with the Operating Budget or as otherwise approved in writing by Owner, excluding, however, brokerage or agency fees, commissions or expenses payable to Manager or any third parties;

                           (xvi)  the Management Fee payable to Manager in
accordance with Article XIII hereof;

                           (xvii)  general expenses associated with the Property
incurred in accordance with the Operating Budget or as otherwise approved in writing by Owner; and

                           (xviii)  all costs incurred in accordance with the
Operating Budget or as otherwise approved in writing by Owner in connection with
(x) complying with Legal Requirements and Insurance Requirements binding the Property, binding Owner in its capacity as owner of the Property, or binding Manager in its capacity as Owner's agent; and (y) enforcing compliance with Legal Requirements and Insurance Requirements binding Occupants, contractors or consultants, provided, however, that if any such noncompliance was caused by Manager's gross negligence, willful misconduct or fraud, any incremental increase in the cost of enforcing such compliance shall be borne by Manager and shall not be an Operating Expense;

PROVIDED, HOWEVER, that notwithstanding the foregoing, "OPERATING EXPENSES" shall exclude:

                           (a)  income taxes, capital gains tax and any other
taxes imposed on Owner, Manager or Occupants in their capacities as individual taxpayers;

                           (b)  the fees of consultants and other costs proven
by Owner to have been incurred as a direct result of Manager's gross negligence, willful misconduct or fraud; and

                           (c)  premiums and other costs payable by Manager for
fidelity bond insurance.

         "OTHER MANAGEMENT AGREEMENTS" mean the management agreements listed on Exhibit A attached hereto between Manager and certain Affiliates of Owner, and any new management agreements entered into between Manager and Affiliates of Owner in accordance with that certain letter agreement, dated as of July 1, 1996, between Manager and WEA, as amended from time to time.

         "OWNER" means WEA Palm Desert LLC, a Delaware limited liability company, and its permitted successors or assigns hereunder. For purposes of granting any approvals or consents under this Agreement with respect to the operation, leasing or maintenance of the Property, Owner shall act through the Board of Directors or through an executive committee of the Board of Directors of the managing member of the Owner.

         "OWNER'S ACCOUNT" means the account established by Owner into which Manager is to deposit all amounts collected by Manager under Section VI.A.

         "PERSON" means an individual, partnership, joint venture, corporation, trust, unincorporated association or other entity.

         "PRIME RATE" means the rate of interest announced by Morgan Guaranty Trust Company of New York or its successors, from time to time in its New York City office as its "prime" rate, or if no such rate is announced, then the rate charged to its best corporate customers for demand loans.

         "PROPERTY" means the Land together with all of the improvements now or hereafter erected thereon (including, without limitation, buildings, parking structures, paved areas, landscaped areas, landscaping, sidewalks, bridges and tunnels) commonly known as Palm Desert Town Center as it may be expanded or renovated from time to time hereafter, together with all fixtures, machinery, equipment, and other property located thereon belonging to or leased or licensed by or for Owner and used in connection with the operation thereof.

         "RELATED PERSON" means, with respect to any Person (the "SUBJECT PERSON"), any other Person having any of the following relationships with the Subject Person:

                           (i)  any Affiliate of the Subject Person;


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


                           (ii)  any other Person owning directly or
indirectly more than fifteen percent (15%) of the issued and outstanding stock of, or more than a fifteen percent (15%) beneficial or voting interest in, the Subject Person; or

                           (iii)  any other Person more than fifteen percent
(15%) of the issued and outstanding stock of which, or more than a fifteen percent (15%) beneficial or voting interest in which, is owned directly or indirectly by the Subject Person;

         "SMALL SHOP LEASE" means any Lease which both (i) covers a gross leasable area at the Property which is twenty thousand (20,000) square feet or less, and (ii) has a term, including renewal options (if any), less than or equal to ten (10) years; provided, however that the term "Small Shop Lease" expressly excludes all Temporary Leases.

         "STANDARD FORM OF SHOP LEASE" means the standard form leasing documents for Small Shop Leases and Large Shop Leases at the Property as approved by Owner, which approval will not be unreasonably withheld by Owner, as the same may be amended or restated from time to time in accordance with the provisions of this Agreement.

         "TEMPORARY LEASE" means any Lease of a temporary or seasonal nature, having a term, including renewal options (if any) of less than one (1) year, including without limitation, short-term concessions or license agreements and cart or kiosk leases or licenses for less than one year.

                  "WEA" means Westfield America, Inc., a Missouri corporation.

                                   ARTICLE II

                                   APPOINTMENT

         Owner hereby appoints Manager to rent, lease, operate, manage and direct the operation of the Property subject to the terms and conditions hereinafter set forth. The appointment of Manager shall be exclusive to Manager except to the extent that Manager otherwise agrees from time to time in Manager's sole and absolute discretion. Manager agrees that during the term of this Agreement it will not act as the property manager for any regional shopping center (other than a regional shopping center which is owned by any Affiliate of WEA) which directly competes with the Property and which is within the primary market area of the Property ( a "Competing Mall"), PROVIDED that the foregoing restriction shall not be deemed to be violated if Manager shall acquire, either directly or indirectly, all or substantially all of the assets of, or an interest in, an entity which is engaged in the property management business and which manages, among other properties, a regional shopping center which is a Competing Mall.

                  Owner and Manager acknowledge that Owner has engaged Developer as the exclusive developer for the Property pursuant to the Development Framework Agreement with respect to any expansion, redevelopment or refurbishment of the Property (any such expansion, redevelopment or refurbishment being hereinafter referred to as a "Project"). Owner and Manager further acknowledge that to the extent Developer is providing leasing services with respect to the initial leasing of any portion of the Project pursuant to a Leasing Agreement, Manager shall have no responsibility hereunder for the initial leasing of such portion of the Project.

                                   ARTICLE III

                                MANAGER'S DUTIES

         A. OPERATING STANDARD; DUTIES. Manager shall exercise its powers and perform its duties and obligations under this Agreement in a diligent manner, and shall exercise professional competence in managing the Property at the prevailing national standard of industry practice for properties of a similar type and quality as the Property. Manager represents and warrants that it, together with its Affiliates, has the skill and experience necessary to perform its obligations in accordance with the terms of this Agreement. Owner acknowledges that the prior management of the Property by Manager has met or exceeded the standard set forth above. Without limiting the generality of the foregoing, Manager shall perform the following duties, subject to the limitations imposed by the Annual Plan and all other provisions of this
Agreement:

                           (1)  The billing and collection of all amounts
payable to Owner by Occupants under the Leases and other amounts included in Gross Income and the prompt deposit of all such amounts received by Manager in the Owner's Account;

                           (2)  To the extent funds have been made available by
Owner through deposits into the Owner's Account, the payment of all Operating Expenses and capital expenses of the Property;

                           (3)  Subject to the Leasing Guidelines, the
negotiation of Leases, the administration and enforcement by commercially reasonable methods of all Leases and all other service, maintenance and other agreements or contracts made by or on behalf of Owner for the Property, and the performance of the obligations specified in Article IV relating to the leasing of the Property;

                           (4)  The selection, engagement, employment, payment,
supervision, direction and discharge of all Property employees reasonably necessary or appropriate for the proper, safe and economic operation and maintenance of the Property, in number and at wages in accordance with the Operating Budget, the carrying of Worker's Compensation Insurance (and, when required by law, compulsory Non-Occupational Disability Insurance) covering such employees, and the use of reasonable care in the selection, supervision and discharge of such employees. Manager shall use its diligent, good faith efforts to comply with all laws and regulations and collective bargaining agreements, if any, affecting such employment. All persons employed in connection with the operation and maintenance of the Property shall be employees of Manager or its Affiliates or employees of contractors providing contract services to the Property;

                           (5)  The cleaning, maintenance, servicing and repair
of the Property (whether by employees of Manager or through supervision of contractors), including all machinery, equipment and other items whether leased or provided by Manager or provided by Owner for the operation of the Property, in accordance with Article XI;

                           (6)  The management and administration of the
Marketing Fund and the advertising, merchandising and promotion of the Property and the Occupants' respective businesses in accordance with the Annual Plan and this Agreement or as otherwise approved in writing by Owner;

                           (7)  The provision to Owner of the financial,
accounting and reporting services relating to the Property specified in Article XII;

                           (8)  The making of recommendations concerning the
Property (including, without limitation, as to the tenant mix, maintenance, refurbishment of the Property and structural alterations or improvements to the Property) as Owner may from time to time reasonably require;

                           (9)  Preparing, maintaining and providing (at the
request of Owner) copies to Owner of all depreciation schedules for the machinery, equipment and other property located at the Property;

                           (10)  Notifying Owner in its quarterly report to the
Owner of any material tax assessments, reassessments, or other impositions relating to the Property or to Owner in its capacity as owner of the Property received by or on behalf of Manager and the handling of any relevant appeals at the request and cost of Owner;

                           (11)  Attending, by telephone or, at the request of
Owner, in person, such meetings with any one or more of the representatives of Owner as Owner may reasonably require (provided Manager receives reasonable notice thereof) for the purposes of delivering Annual Plans, reports, financial statements and other documents, making such recommendations or discussing such aspects of the operation and management of the Property as Manager is required to provide under this Agreement, provided that this provision will not be deemed to require Manager to deliver Annual Plans, reports, financial statements or other documents at times earlier than the times otherwise set forth herein;

                           (12)  Formulating and, subject to the Annual Plan,
implementing an insurance program for the Property;

                           (13)  The management, administration and coordination
of all design and construction associated with the maintenance, repair and/or leasing of the Property including all tenant improvements to be constructed at the Property, but excluding all initial construction and tenant improvements associated with any expansion, redevelopment or refurbishment of the Property (which will be covered in a separate Development Agreement), provided, however, that Manager shall not be required to perform any actual design or construction work, and provided further that with respect to tenant improvements, Manager shall only be responsible for the approval, supervision and coordination of the design of any Occupant's store to the extent contemplated in such Occupant's Lease, including without limitation the design of such Occupant's store front and the specifications of such Occupant's equipment;

                           (14)  Keeping Owner reasonably informed through
reports at regular quarterly meetings of the members of Owner with respect to any other material matters relating to the management, leasing and operation of the Property; and

                           (15)  Performing all additional duties which Owner
may reasonably require Manager to perform from time to time which are (i) consistent with the provisions of this Agreement, and (ii) generally performed by property managers of properties of the type and quality as the Property.

         B. INDEPENDENT CONTRACTOR; EMPLOYEES. In performing its duties hereunder, Manager at all times shall be acting as an independent contractor contracted by Owner (except where acting as agent for Owner as specifically required pursuant to this Agreement) and all contractors or consultants engaged or supervised by Manager shall be independent contractors or employees of Manager. All Property employees shall be employed by Manager or its Affiliates and Manager shall oversee such Property employees in the discharge of their duties.

         C. COMPLIANCE WITH REQUIREMENTS. Subject to the Annual Plan or as otherwise approved or authorized in writing by Owner and Manager, Manager shall manage, maintain, lease and operate the Property in compliance with (1) all Legal Requirements concerning the Property; (2) the provisions of all mortgages, notes, deeds of trust and any other instruments encumbering the Property, provided that Manager shall not be obligated to comply with the terms of any amendments or modifications of such mortgages, notes or deeds of trust unless Owner has delivered copies to Manager of any of such amendments or modifications which impose new or additional requirements or restrictions on Manager or the leasing or operation of the Property; (3) all Insurance Requirements; (4) the Leases; and (5) all covenants binding Manager under agreements or arrangements made with third parties including, without limitation, contractors, consultants and the lessors of any leased equipment or machinery, and, to the extent it is in Manager's legal capacity to do so, Manager shall perform all obligations binding Owner under agreements or arrangements made with third parties. If Manager ascertains that the Property is not in compliance with any of the foregoing items and such compliance is not contemplated by the Annual Plan, Manager shall notify Owner in writing, and Owner shall instruct Manager in writing as to how to proceed. To the extent that Manager complies with Owner's instructions relating to Owner's, Manager's or the Property's compliance or non-compliance with any of the foregoing items, Manager shall in no event be deemed in breach of any provision of this Agreement, and Manager shall be fully indemnified under the provisions of Section XVIII.O(2).

         Notwithstanding the foregoing, Manager, with the prior written approval of Owner, shall be entitled to contest in good faith any Legal Requirement or Insurance Requirement provided that such contest is not reasonably expected to result in the cancellation or interruption of insurance coverage for the Property or subject Owner to any civil or criminal liability or fines and is not reasonably expected to result in a breach, violation or termination of any mortgage, Lease or other material contract or agreement encumbering or relating to the Property. Manager's good faith noncompliance with the applicable Legal Requirement or Insurance Requirement shall not be deemed a default under this Agreement provided that Manager prosecutes such contest in good faith and with due diligence to a final determination.

         D. IMPLEMENTATION OF ANNUAL PLAN. Manager shall use its diligent good faith efforts to implement the terms of each approved Annual Plan and shall exercise control over and shall expend or otherwise transfer rents and other sums received on behalf of Owner in accordance with the terms hereof. Manager shall not take any actions which are inconsistent with the Annual Plan and are not otherwise authorized in writing by Owner, PROVIDED that Manager may exceed the annual Operating Budget with respect to the payment of Operating Expenses as set forth in Article VIII.A.

         E. PROPERTY MANAGER. Manager shall retain the services of an experienced project manager (as an employee of Manager) (the "PROPERTY MANAGER"), at Owner's cost, to perform the on-site management functions specified herein.

         F. NO DEFAULT. Notwithstanding anything to the contrary in this Agreement, except to the extent that the payment of additional monies is proven by Owner to have been required as a direct result of Manager's gross negligence, willful misconduct or fraud Manager shall not be required to expend money in excess of that contained in the Owner's Account or otherwise made available by Owner to be expended by Manager hereunder. Manager will not be in breach or default of any obligation under this Agreement if, upon receipt of a timely written request from Manager, Owner fails to advance funds as provided in
Article IX below, fails to make a decision, recommendation or request, fails to give a direction, approval or consent, fails to execute any notice or document required by Manager, or fails to make a demand or other communication in any such case necessary for the performance by Manager of that obligation under this Agreement.

         G. POWERS. For the purposes of carrying out its duties referred to in this Agreement, Manager is authorized from time to time during the continuance of this Agreement:

                           (1)  To enter upon the Property for the purposes of
carrying out the provisions of this Agreement;

                           (2)  To negotiate Leases in Owner's name and
implement rent escalations, the terms of such Leases and rent escalations to be in accordance with the Leasing Guidelines, PROVIDED that Manager is authorized to enter into Leases having rent terms which do not vary by more than ten percent (10%) from the terms of the Leasing Guidelines (except for Temporary Leases which will not be covered by the Leasing Guidelines and may be negotiated by Manager on the terms set forth in Article IV.C) and, to the extent it is in Manager's legal capacity and commercially reasonable to do so, on Owner's behalf to fully perform and exercise the rights of Owner under any such Leases;

                           (3)  To execute in Owner's name all Temporary Leases,
all Small Shop Leases, all Large Shop Leases and all licenses or other occupancy agreements negotiated for Common Areas, provided that Manager shall have obtained Owner's prior written consent with respect to those Leases and agreements requiring such consent pursuant to Article IV, and, for the purpose only of such execution, Owner hereby appoints Manager as Owner's attorney-in-fact;

                           (4)  As agent for Owner and without need for consent
of Owner, to institute, prosecute, defend, settle or otherwise deal with (i) any claim or legal proceeding against Owner which is not covered by Owner's insurance or Owner's self-insured retention, but is likely to be settled or otherwise resolved at a total cost to Owner (excluding attorneys' fees and expenses but including payments made to any claimant or potential claimant) that is equal to or less than Fifty Thousand Dollars ($50,000), subject to annual increase on each January 1 commencing on January 1, 1997 based on the percentage increase in the Index during the preceding Fiscal Year, (ii) any collection or enforcement action or eviction proceeding with respect to any Lease other than an Anchor Lease or a Large Shop Lease, and (iii) any claim, lawsuit or proceeding against Owner which is (A) covered by the Owner's self insured retention, to the extent that payments made from such self-insured retention are recoverable from Occupants, and in the event that the entire amount of such self-insured retention set forth in the Operating Budget for any Fiscal Year has been exhausted, only if such claim, lawsuit or proceeding is settled or resolved at a cost to Owner (excluding attorneys' fees) of less than Fifty Thousand Dollars ($50,000), subject to annual increase on each January 1 commencing on January 1, 1997 based on the percentage increase in the Index during the preceding Fiscal Year, or (B) covered by insurance and is being defended, pursued or settled by Owner's insurance company or adjuster; and, subject to the prior written consent of Owner, to commence, prosecute or defend or otherwise deal with any other legal or other action relating to any other matter concerning the Property;

                           (5)  As agent for Owner, to accept and receive all
Gross Income for deposit into the Owner's Account;

                           (6)  To advertise, merchandise and promote the
Property in accordance with the Annual Plan or as otherwise approved in writing by Owner;

                           (7)  To select, retain, engage, employ, replace,
supervise, dismiss, or otherwise deal with any contractors or consultants as may be reasonably necessary or desirable for the efficient management and operation of the Property by Manager, PROVIDED that such contractor is not a Related Person of Manager and the applicable contract or agreement shall not be for a term longer than one (1) year unless such contract may be terminated on no more than thirty (30) days' notice without charge or penalty; and

                           (8)  Subject to the Annual Plan or as otherwise
authorized or approved in writing by Owner, to do and perform in respect of the Property all things reasonably necessary or appropriate on the part of Manager in compliance with the covenants and obligations of Manager herein contained to fully and effectively manage the Property and otherwise perform its obligations hereunder.

                                   ARTICLE IV

                              LEASING THE PROPERTY

         A. LEASING OBLIGATIONS. Manager shall use its diligent, good faith efforts during the term of this Agreement to lease the Property in accordance with the Annual Plan. In connection therewith, Manager shall:

                           (1)  assist in the preparation of and make
recommendations to Owner as to variations to the Standard Form of Shop Lease to be used at the Property from time to time;

                           (2)  use the Standard Form of Shop Lease as the
basis for the negotiation of all Small Shop Leases and Large Shop Leases;

                           (3)  subject to the terms of the Leasing Guidelines,
negotiate the terms and conditions of all Leases, including, without limitation, all extensions, renewals, amendments and modifications thereto, in accordance with the Annual Plan, with such immaterial variances from the Standard Form of Shop Lease as may be reasonably required, unless otherwise authorized in writing by Owner; PROVIDED that Manager may negotiate terms and conditions for Leases which vary from the rent terms set forth in the Leasing Guidelines by up to ten percent (10%);

                           (4)  arrange for the execution of Leases and all
amendments and modifications thereto by all parties thereto, and distribute copies thereof in accordance with this Agreement;

                           (5)  locate and endeavor to secure, in accordance
with the Annual Plan, suitable Occupants for all areas of the Property that may be vacant from time to time or are to be come vacant in the near future and are reasonably available for occupation or use, including, to the extent applicable, the Common Areas;

                           (6)  review the general suitability of prospective
Occupants and, to the extent Manager may deem it reasonably necessary or appropriate, seek references from prospective Occupants and conduct such other investigations as will establish whether or not the prospective Occupant is capable of performing all obligations which the prospective Occupant would be required to perform under its Lease;

                           (7)  coordinate the activities of management,
leasing, design and engineering personnel and/or consultants to implement the leasing program for the Property; and

                           (8)  perform such other leasing activities as may be
required by and consistent with the prevailing national standard for properties of a similar type and quality as the Property.

         B. BROKERS. Manager may engage and cooperate with brokers, as may be reasonably necessary or appropriate, so as to secure prospective tenants for the Property. Unless otherwise specifically contemplated under the Annual Plan or, unless otherwise approved in writing by Owner, Manager shall be responsible for the payment of any commissions payable in connection with procuring tenants for the Property and Manager does hereby indemnify and hold Owner harmless from and against any and all loss, cost, liability or damage (including attorneys' fees and expenses incurred in good faith and court costs), incurred by Owner in connection with any claim for leasing commissions in connection with the leasing of the Property after the date hereof.

         C. TEMPORARY LEASES. If the terms and conditions of any Temporary Lease are consistent with the budget for Temporary Leases (subject to a variance of up to ten percent (10%) on the rent terms) and are on the standard form of lease for Temporary Leases (without material modification thereto) or have otherwise been approved in writing by Owner, Manager is authorized to execute such Temporary Leases on behalf of Owner, without seeking Owner's consent thereto. Manager shall deliver a conformed copy of any such Temporary Lease to Owner promptly after Owner's request therefor.

         D. SMALL SHOP LEASES. If the terms and conditions of any Small Shop Lease are consistent with the Annual Plan and the Leasing Guidelines (subject to a variance of up to ten percent (10%) on the rent terms) or have otherwise been approved in writing by Owner, Manager is authorized to execute such Small Shop Lease on behalf of Owner, without seeking Owner's consent thereto. Manager shall deliver a conformed copy of each such Small Shop Lease to Owner within ten (10) Business Days after Manager's execution thereof.

         E. Large Shop Leases and Nonconforming Small Shop and Temporary Leases. Manager shall obtain the written consent of Owner to the terms and conditions of any Large Shop Lease or any Small Shop or Temporary Lease which Manager is not authorized to execute on behalf of Owner pursuant to the terms hereof, by delivering such Lease to Owner together with all reasonably relevant information. Owner shall grant or deny (with specificity) its approval of the terms and conditions of any such Lease within ten (10) Business Days after Owner's receipt of such Lease and relevant information. In the event that Owner shall fail to notify Manager (by telephone, facsimile or otherwise) of its approval or rejection within such ten (10) Business Day period, Owner shall be deemed to have approved such Lease. Upon Owner's approval or deemed approval of any such Lease, Manager shall be authorized to execute such Lease on behalf of Owner, and shall deliver a conformed copy thereof to Owner within ten (10) Business Days after Manager's execution of such Lease.

         F. ANCHOR LEASES. Manager shall obtain the written consent of Owner to the terms and conditions of any Anchor Lease by delivering such Anchor Lease to Owner together with all reasonably relevant information. Owner shall grant or deny (with specificity) its approval of the terms and conditions of any Anchor Lease within twenty-one (21) days after Owner's receipt of such Lease and relevant information. Manager will deliver each fully negotiated and approved Anchor Lease to Owner for Owner's execution thereof, and provided that the terms of any such Anchor Lease are consistent with the terms approved in writing by Owner, Owner shall execute any such Anchor Lease within fifteen (15) Business Days after Owner's receipt thereof.

         G. LEASING FEE. Except for any amounts to be reimbursed to Manager in accordance with the terms hereof, Manager shall be entitled to receive fees and commissions in connection with the negotiation and execution or administration of Leases in accordance with Section XIII.C as its sole compensation for the leasing services contemplated by this Article IV.

                  H. OCCUPANT IMPROVEMENTS. Manager shall review, approve and coordinate the design of the Occupants' stores to the extent contemplated in the Occupants' respective Leases, including without limitation obtaining and reviewing design drawings for Occupants' store fronts and specifications for Occupants' equipment, and monitoring the progress of Occupants' construction of standard tenant improvements at the Property.

                                    ARTICLE V

                                TENANT RELATIONS

         A. REASONABLE EFFORTS. Manager shall exercise its diligent good faith efforts consistent with Article IV to maintain good tenant relations with Occupants of the Property in a reasonable manner.

         B. PROCEDURES. Manager shall establish procedures for the prompt receipt, investigation and handling of Occupant requests and complaints, and shall request that any and all allegations by Occupants of defaults by Owner or Manager under the Leases be made in writing.

         C. ENFORCEMENT OF LEASES. Manager shall establish procedures consistent with this Agreement for the collection and receipt of rent and all other charges due Owner under and in accordance with the Leases, including procedures for advising Occupants of overdue rent. To the extent commercially reasonable, Manager shall, on behalf of Owner:

                           (1)  subject to the limitations set forth in
Section III.G(4), engage attorneys experienced in the field of landlord-tenant relations to prosecute defaults under any of the Leases;

                           (2)  take such other action as may be directed by
Owner to enforce the Leases; and

                           (3)  hire auditors to audit Occupants in order to
collect applicable sales information, and charge the reasonable costs of such auditors to the Property.

                                   ARTICLE VI

                                    RECEIPTS

         A. CASH RECEIPTS. Except as provided in Section B of this Article, all rent and other monies with respect to the Property received by Manager from whatever source (the "CASH RECEIPTS") shall promptly be deposited by Manager into the Owner's Account.

                  B. SECURITY DEPOSIT ACCOUNT. Manager shall deposit into a segregated interest bearing account (hereinafter referred to as the "SECURITY DEPOSIT ACCOUNT"), prior to the close of business of the third succeeding Business Day after receipt by Manager, all security deposits. If any Lease requires the security deposit or any other payment to be in an interest bearing account, Manager shall so comply. Manager shall hold all security deposits received in a form other than cash (e.g., letters of credit or certificates of deposit) in a safe and secure location. Manager shall from time to time withdraw funds from any Security Deposit Account (and convert any non-cash security deposits to cash) and deposit the same in the Owner's Account in accordance with the terms of the Leases. Manager shall not commingle security deposits with any funds or other property of Manager.

                                   ARTICLE VII

                                   ANNUAL PLAN

         A. INITIAL ANNUAL PLAN. Owner and Manager have agreed upon and adopted an initial Annual Plan for the remainder of the 1999 Fiscal Year.

         B. SUBMISSION OF ANNUAL PLANS. At least thirty (30) days prior to the beginning of each Fiscal Year Manager shall deliver to Owner for its approval an Annual Plan for the succeeding Fiscal Year which shall incorporate:

                           (1)  an Operating Budget for that Fiscal Year
setting forth, with reasonable specificity, the estimated Gross Income and Operating Expenses for the Property and showing ongoing expenses and extraordinary expenses and the approximate dates upon which funds therefor will be needed;

                           (2)  a capital expenditures budget for that Fiscal
Year;

                           (3)  the projected timing and estimated amount(s)
of any required capital advances by Owner for that Fiscal Year;

                           (4)  Manager's marketing and leasing plans for the
Property for the following Fiscal Year, and any modifications to the Leasing Guidelines, if any, proposed by Manager;

                           (5)  the type and coverage levels and premiums of
all insurance for the Property to be maintained during the subsequent Fiscal Year if not covered by Owner's or its Affiliate's corporate leasing program;

                           (6)  a summary of all agreements relating to the
Property between Manager and any Related Persons of Manager; and

                           (7)  such other matters as Owner may reasonably
require to be included in such Annual Plan from time to time.

The Annual Plan shall be in form and substance reasonably acceptable to Owner, and shall be submitted together with a report containing recommendations for the subsequent Fiscal Year in relation to any matters deemed appropriate by Manager or reasonably requested by Owner.

         C. OWNER'S APPROVAL. Owner shall approve or disapprove Manager's proposed Annual Plan within thirty (30) days after receipt thereof. Owner shall specify the reasons for any disapproval. Owner's failure to respond within such thirty (30)-day period shall be deemed to be an approval of the Annual Plan as submitted. Upon Manager's timely receipt from Owner of a notice of disapproval or a request for supplemental information regarding the proposed Annual Plan or any component thereof, Manager shall diligently undertake to modify the disapproved matters or to provide Owner with such requested supplemental information. Owner and Manager shall act in good faith in order to agree upon each Annual Plan and provide for the continued orderly operation of the Property. Pending the resolution of any such dispute, the submitted Annual Plan shall control with the sole exception of those specific items not approved by Owner, and the Annual Plan for the preceding Fiscal Year (exclusive of any line items relating to expenditures for specified capital works which shall be established by Owner) shall control with respect to those specific items not approved by Owner; provided, however, that unless Owner and Manager otherwise agree:

                           (1)  individual unapproved line items may be
increased to such amount as may be necessary for Non-Discretionary Expenses and any Operating Expenses incurred in connection with any Emergency;

                           (2)  any other unapproved line item relating to
Operating Expenses payable to third parties who are not Related Persons to Manager, or pursuant to existing contracts with third parties who are Related Persons to Manager which are known at that time to have increased or decreased in cost shall be increased or decreased, as applicable, to the then current level as of the end of such prior Fiscal Year;

                           (3)  any line items relating to expenditures for
capital works or other capital expenditure in the Annual Plan for the preceding Fiscal Year shall be disregarded except where the capital expenditure approved for the preceding Fiscal Year remains to be paid in accordance with the approval;

                           (4)  with respect to each other unapproved line
item of the submitted Operating Budget, the amount for such line item set forth in the Operating Budget for the preceding Fiscal year shall be increased by five percent (5%).

                           D.  MISCELLANEOUS PROVISIONS.  Manager shall
operate the Property in accordance with the applicable Operating Budget with such variances as may be permitted pursuant to Section VIII.A, or as otherwise expressly provided by this Agreement. Manager may from time to time recommend to Owner proposed amendments to the then current Annual Plan or Operating Budget, and upon Owner's written approval thereof, Manager shall operate the Property in accordance with the Annual Plan or Operating Budget as so amended. Any inconsistencies between the terms and conditions of this Agreement and the provisions of any Annual Plan shall be governed by the provisions of the Annual Plan. Manager shall not be deemed to be in breach of its obligation to comply with the operating standards provided in this Agreement to the extent that the failure to comply with such standards results from insufficient funds due to Owner's refusal to approve any element of an Annual Plan proposed by Manager, or insufficient funds being on deposit in the Owner's Account due to withdrawals by Owner, provided that the foregoing shall not be deemed to relieve Manager from liability for such obligations if the need for such funds resulted from Manager's gross negligence, willful misconduct or fraud.

                                  ARTICLE VIII

                                  DISBURSEMENTS

         A. PAYMENT OF OPERATING EXPENSES. Subject to the provisions of Article IX, Manager shall pay, prior to delinquency, during each month of the term hereof from funds on deposit in the Owner's Account as provided in Section B of this Article, all Operating Expenses due and payable in accordance with the Operating Budget without further consent of Owner, and such further sums as Owner may have directed in writing Manager to pay. In addition, Manager may pay the following Operating Expenses without obtaining Owner's consent whether or not the amount thereof is in excess of the respective amounts set forth therefor in the Operating Budget: (1) all Non-Discretionary Expenses, (2) Emergency expenditures in accordance with Section XI.D, and (3) Discretionary Expenses exceeding any individual line item in the Operating Budget, provided that the aggregate amount of such excess Discretionary Expenses in any Fiscal Year, exclusive of any amounts expended pursuant to the foregoing clauses (1) or (2), shall not exceed five percent (5%) of the aggregate amount of all Discretionary Expenses set forth in the Operating Budget for such Fiscal Year, without Owner's prior written consent.

                  B. CHECKS. Manager shall designate one or more officers or employees to sign checks for the payment of Operating Expenses from the Owner's Account.

Except for the drawing of certain checks on the Owner's Account as expressly authorized herein, Manager shall not have any authority to withdraw funds from, or otherwise give instructions relating to, the Owner's Account. Owner shall designate one or more representatives of Owner as signatories on the Owner's Account which representatives shall have the right to sign checks, draw funds from and otherwise give instructions relating to the Owner's Account, PROVIDED that Owner shall not withdraw funds from the Owner's Account which would, in the reasonable judgment of Manager, be necessary to be retained to ensure that all Operating Expenses and capital expenses can be paid from time to time as and when they become due.

                                   ARTICLE IX

                         ADVANCES FOR OPERATING EXPENSES

         A. NOTIFICATION. Pursuant to Section XII.A(16), Manager shall submit to Owner, on a monthly basis, an estimate of the Operating Expenses and other items required to be paid by Manager hereunder which will become due during the ensuing calendar month and the dates on which such amounts will be payable. In addition, if, during any month within the term of this Agreement, Manager determines that the balance in the Owner's Account is or will be insufficient to pay Operating Expenses and any other items required to be paid by Manager hereunder, Manager shall promptly notify Owner of that event and of the amount of the deficiency, actual or anticipated. Such notice shall be accompanied by an explanation for any variance from the Operating Budget, and, unless any such variance is the result solely of a change of not more than thirty (30) days in the timing of payment of certain Operating Expenses, or is the result of Owner's withdrawal of funds from the Owner's Account, then as promptly as practicable thereafter Manager shall deliver to Owner for Owner's reasonable approval a revised Operating Budget for the remainder of the applicable Fiscal Year.

         B. OWNER'S ADVANCES. Promptly after receipt of the Manager's estimate under Section A of this Article or upon request by Manager, Owner may advance or cause to be advanced to the Owner's Account such funds as are necessary to pay Operating Expenses as they become due. Manager's obligation to pay the obligations of the Property and Owner under this Agreement is conditioned upon the availability of sufficient funds (from a Person other than Manager) to perform such obligation, and, Manager shall not be deemed in default of any provision of this Agreement for its failure to pay or discharge any Operating Expenses or other Property expenses to the extent the balance of the Owner's Account is insufficient to pay the same.

         C. INDEMNIFICATION. Owner hereby agrees to indemnify, defend and protect Manager and to hold Manager harmless from and against any and all causes of action, losses, costs, damages, expenses or liabilities (including reasonable attorneys' fees and expenses incurred in good faith and court costs) suffered or incurred by Manager as a result of Owner's failure to advance funds to cover a deficiency in the Owner's Account if:

                           (1)  the expense relates solely to the Property;

                           (2) the deficiency in the Owner's Account has not been caused by Manager's gross negligence, willful misconduct or fraud; and

                           (3) Manager promptly notified Owner of the existence and the amount of the deficiency in accordance with Section A of this Article.

                                    ARTICLE X

                           FIDELITY INSURANCE COVERAGE

                  Manager and all officers and employees of Manager who may handle or are responsible for the handling of receipts or disbursements shall be covered by insurance maintained by Manager, at its sole cost and expense, in an amount not less than One Million Dollars ($1,000,000) for employee dishonesty coverage against any and all loss, theft, embezzlement or other fraudulent acts on the part of Manager or Manager's employees, and not less than One Hundred Thousand Dollars ($100,000) for money and securities on and off the premises, transit and depositors forgery coverage, indemnifying Owner, as obligees, against any and all loss, theft, embezzlement or other fraudulent acts on the part of Manager or Manager's employees.

                                   ARTICLE XI

                           MAINTENANCE OF THE PROPERTY

         A. STANDARD. Manager shall cause the Property and all buildings, improvements and systems comprising same to be maintained at a standard not less than the prevailing national standard of industry practice for properties of a similar type and quality as the Property. In connection therewith, Manager shall use its diligent good faith efforts to contract in the name and at the expense of Owner, for all services and utilities necessary for the efficient maintenance and operation of the Property, as contemplated by the Annual Plan. Manager shall not enter into any contracts on behalf of Owner without the prior written consent of Owner unless (1) the payments required to be made by Manager and/or Owner under such contract, in the aggregate, are contemplated by the applicable Annual Plan or will be less than or equal to One Hundred Thousand Dollars ($100,000) per Fiscal Year, subject to annual increase on each January 1 commencing on January 1, 1997 based on the percentage increase in the Index during the preceding Fiscal Year, and such expense is included within a line item in the Operating Budget, (2) such contract is for a term no longer than one year unless such contract may be terminated on no more than thirty (30) days' notice without charge or penalty, and (3) such contract is not with a Related Person to Manager, in which event Manager shall be entitled to enter into such contract without Owner's consent. All work for the maintenance and repair of the Property shall be performed by independent contractors or affiliates of Manager, or by Property employees, except to the extent required by Manager's gross negligence, willful misconduct or fraud.

         B. SUPPLIES AND EQUIPMENT. Manager shall, at Owner's expense, purchase such supplies, equipment and services as are necessary for the maintenance and operation of the Property; PROVIDED, HOWEVER, that except as otherwise expressly permitted hereunder no disbursement for this purpose shall exceed the amount set forth in the Operating Budget (subject to variances permitted by Section VIII.A) and no such disbursement shall be made unless the necessary funds are available to Manager from the Owner's Account.

         C. ENFORCEMENT OF CONTRACTS. In connection with the maintenance and operation of the Property, Manager shall take all commercially reasonable steps, including legal action when authorized in writing by Owner, to enforce all maintenance, service and supply contracts, guarantees, warranties, bonds and other third party contractual undertakings, if any.

                  D. EMERGENCIES. In the event of an Emergency, Manager may make such repairs to the Property and take such other actions as Manager may deem reasonably necessary irrespective of any cost limitations or other restrictions imposed by this Agreement, provided, however, that Manager will use its diligent good faith efforts to notify Owner prior to making any such repair or taking any such action and shall not take any such action if Owner has otherwise directed Manager in writing following receipt of such notification. Promptly after an Emergency, or after knowledge of any conditions which require maintenance or repair work at a projected cost in excess of the annual amounts authorized in the Annual Plan, Manager shall deliver a notice thereof to Owner together with its recommendations with regard thereto.

                                   ARTICLE XII

                               RECORDS AND REPORTS

         A. MONTHLY REPORTS. Manager shall maintain at its offices and deliver to Owner at Owner's request a report in form reasonably acceptable to Owner containing the following information with respect to the Property within thirty
(30) days after the end of each calendar month (or within thirty (30) days after the end of such other period as may be agreed between the parties) (each such month or other period being referred to herein as a "PERIOD"):

                           (1)  An itemized statement of Cash Receipts for the
Period and cumulatively for the Fiscal Year to date and the amount of all deposits into the Owner's Account for the Period and cumulatively for the Fiscal Year to date;

                           (2)  An itemized statement of capital receipts for
the Period and cumulatively for the Fiscal Year to date;

                           (3)  An itemized statement showing the Operating
Expenses for the Period and the cumulative Operating Expenses for the Fiscal Year to date;

                           (4)  An itemized statement showing the capital
expenditures and significant maintenance items of a capital nature for the Period and cumulatively for the Fiscal Year to date;

                           (5)  A list of debtors, aging such debtors as at
the end of the Period and specifying the source of the debt;

                           (6)  To the extent such information is available
to Manager, a reconciliation statement for the Period of the Owner's Account and any other account opened by the Manager for the purposes of this Agreement or maintained by the Manager in the name of or on behalf of Owner;

                           (7)  A statement of net operating income for the
Period and cumulatively for the Fiscal Year to date;

                           (8)  A statement of variations between the Operating
Budget and the net operating income for the Period and cumulatively for the Fiscal Year to date;

                           (9)  A statement of variations between the capital
budget and capital expenditures for the Period and cumulatively for the Fiscal Year to date;

                           (10)  A leasing status report for all Occupants
containing a rent roll, a statement of vacancies in the Property at the end of the Period (showing the rental value of the premises and the status of any negotiations with potential Occupants) and any new or renewed Leases executed, pending or under negotiation and highlighting all changes in the status of any Leases since the last such monthly report, PROVIDED, HOWEVER, that with respect to Temporary Leases, Manager need provide in its monthly report only aggregate amounts for income and expenses and delineate any in-line space occupied under any Temporary Leases;

                           (11)  Details of rent and fee reviews negotiated
during the Period under all Leases other than Temporary Leases;

                           (12)  A statement of the respective sales figures
achieved by each Occupant (except for Occupants under Temporary Leases) during the Period and during the current Fiscal Year to date, including comparisons with the same period in the previous Fiscal Year; and, to the extent that any Occupants are required for that Period to, and in fact do, deliver audited statements under their Leases or Manager has carried out an audit as permitted under such Leases, an audited statement of such Occupants' respective sales figures;

                           (13)  A statement containing full details of any
Emergency occurring during the Period including details of the action taken by Manager under Article XI and an itemized schedule of costs incurred by Manager in respect of the Emergency;

                           (14)  A management report summarizing significant
events or activities affecting the Property which occurred during the Period or which are likely to occur in subsequent months;

                           (15)  An estimate of any Operating Expenses and
other items required to be paid by Manager hereunder becoming due during the ensuing month and the dates on which such amounts will become due;

                           (16)  For every three-month period, a report of the
amount spent on marketing, advertising and promotion of the Property and Occupants' respective businesses in the immediately preceding three-month period; and

                           (17)  Any other information or statements reasonably
requested by Owner from time to time.

         B. FINANCIAL STATEMENTS. (1) Manager shall maintain or cause to be maintained accurate and complete financial accounts (including the appropriate ledgers and journals) and supporting documents (including invoices and receipts) for the Property showing assets, liabilities, income, operations, transactions and the financial position of the Property to enable the financial statements referred to in Section B(2) of this Article to be properly and efficiently prepared (including, without limitation, by maintaining proper computer programs and systems), and must keep "hard" copies of such financial accounts and supporting documents at its principal office, or otherwise ensure that such copies are readily available, for at least seven (7) years. Owner acknowledges that (unless Owner shall have contributed to the cost of acquiring or developing such software) the computer software maintained by Manager for the purposes of this Section B belongs to Manager if the software is used by Manager or Related Persons in connection with other shopping centers or assets.

                           (2)  Manager shall deliver to Owner, within
thirty (30) days after the end of each fiscal quarter, except for the last quarter of any Fiscal Year in which case the applicable period shall be sixty
(60) days after the end of such Fiscal Year:

                           (i)  for the periods ending March 31, June 30 and
September 30 in the relevant Fiscal Year, unaudited financial statements for the Property for the respective periods and for the Fiscal Year to date; and

                           (ii)  for the period ending December 31, in the
relevant Fiscal Year, unaudited financial statements for the Property for the respective period and for the Fiscal Year to date,

in each case including, without limitation, a profit and loss statement, a balance sheet and reconciliations for the Owner's Account and any other account operated by Manager for the purposes of this Agreement.

                           (3)  The financial reports delivered pursuant to
Section B(2) of this Article shall be accompanied by:

                           (i)  a revised projection for the balance of the
Fiscal Year comparing the Property's position with the Annual Plan, taking into account the actual Gross Income, Operating Expenses and capital expenses received from or incurred for the Property to the relevant date and of the estimated sums for the balance of the Fiscal Year of anticipated Operating Expenses, capital expenses, Gross Income and capital receipts, together with an explanation of material variances from the Annual Plan;

                           (ii)  a revised statement of anticipated events or
activities affecting the Property which are expected to take place;

                           (iii)  such other information, including, without
limitation, such reports as may be required by any lender or mortgagee of Owner, as Owner may reasonably request in good faith concerning the Property; and

                           (iv)  for the period ending December 31, in each
Fiscal Year only, an inventory of all equipment, machinery and other property owned by Owner showing their current depreciated values as at December 31, of the relevant Fiscal Year for tax purposes.

                           (4)  All financial reports prepared pursuant to this
Article shall be prepared on a basis of presentation as agreed upon by Owner and Manager from time to time.

         C. RECORDS. (1) Manager shall maintain proper and sufficient management accounts and records for the Property to enable Manager to efficiently perform its obligations under this Agreement and to enable Owner to promptly obtain any information concerning the Property required by Owner, and Manager shall keep such management accounts and records at the Property or another location in the continental United States reasonably approved by Owner for at least seven (7) years. All records maintained by Manager pursuant to this Agreement shall be the property of Owner and shall be delivered to Owner upon the termination of this Agreement or, at Owner's request, prior to disposal by Manager. Manager shall maintain files with the originals, or if the originals have been delivered to Owner, copies of all Leases and other material contracts and agreements relating to the Property.

                           (2)  Without limiting Section C(1) above, Manager
shall keep or cause to be kept the following records with respect to the
Property:

                           (i)  a rent roll of Occupants containing all
relevant information in relation to each such Occupant;

                           (ii)  a record of all material contracts or other
material agreements made with contractors or consultants containing details of the essential terms of such contracts or arrangements;

                           (iii)  a register of depreciable improvements and
equipment showing the cost, date of purchase and current depreciated value of each item shown in the books of account kept by Manager for Owner;

                           (iv)  a record of all insurance claims pending,
current or contemplated in respect of any insured risk incurred as a consequence of the ownership, use, operation or occupation of the Property made or managed by Manager on behalf of Owner showing the status of each claim (a loss run prepared by a third party insurance adjustor will satisfy this requirement);

                           (v)  an updated record of the total benefits and
entitlements of all Property employees; and

                           (vi)  a register of all complaints received
concerning the Property from all Persons including, without limitation, Occupants, customers, visitors, authorities, and neighboring residents, owners and occupiers, and the responses made thereto, except those complaints which, in Manager's reasonable opinion, do not require further action.

         D. PRODUCTION OF RECORDS AND INFORMATION. Subject to all other provisions of this Agreement, Manager shall:

                           (1)  if requested by Owner produce such financial
accounts, books of account, records or information in relation to the Property to any one or more of Owner's appraisers, accountants, lenders or other agents as Owner may reasonably require and take or permit those Persons to take photocopies of the books of account and records or information at the expense of such Persons;

                           (2)  if requested by Owner, permit Owner or its
agents to carry out an independent audit or inspection of Manager's books of accounts, records or information for the Property or Owner at Owner's cost, unless the amount of Gross Income or total Operating Expenses for any Fiscal Year as determined by any such audit or inspection differs by more than five percent (5%) from the amount of Gross Income or total Operating Expenses for such Fiscal Year recorded in Manager's books and records, in which case Manager shall be responsible for the cost of such audit or inspection; and

                           (3)  from time to time, as may be reasonably
appropriate in order to give Owner time to make any necessary or appropriate decisions in response thereto, provide information and recommendations to Owner as to:

                           (i)  market conditions and trends affecting the
Property;

                           (ii)  changes or proposed changes to Legal
Requirements affecting the Property (including, without limitation, reassessments carried out by any responsible authority) and any changes or proposed changes to practices or procedures adopted by a majority of property owners or managers or both concerning the prevailing national standard of industry practice with respect to the management, operation and leasing of properties of a type and quality similar to the Property of which Manager is aware;

                           (iii)  any proposed or recommended amendments to
the Standard Form of Shop Lease or other standard documents for the Property, the rules for the Property or the memorandum or articles of association of any committee, merchants association or similar body appointed to operate and administer the Media Fund;

                           (iv)  any improvements which may be made to the
Property, this Agreement, the procedures employed by Manager for carrying out its obligations under this Agreement, the Operating Budget, the capital budget or any other matter to improve the value, economical operation and efficiency or appearance of the Property;

                           (v)  the occupancy mix within the Property;

                           (vi)  the type of insurance maintained for the
Property, the coverage level of insurance under any policy effected for the Property and alterations to the terms of any insurance policy held by or on behalf of Owner for the Property; and

                           (vii)  any other matters which should be disclosed
to Owner in the proper performance of its obligations under this Agreement or which may be reasonably requested by Owner from time to time, including, without limitation, any additional information or financial reports and statements that Owner may reasonably require to provide to its lenders, bankers, partners, shareholders, joint venturers or any similar Person, PROVIDED that Owner shall be responsible for any additional costs of Manager in providing such additional information or reports.

         E. TAX RETURNS. Within ninety (90) days after the end of each Fiscal Year, Manager will provide the information relating to the Property necessary to complete the tax returns of Owner and will cooperate with Owner and its attorneys, accountants and tax advisers with respect to the completion thereof in good faith.

         F. GENERAL QUALIFICATIONS. Owner acknowledges that Manager and its Affiliates manage shopping centers other than the Property on behalf of proprietors other than Owner (collectively, "OTHER MANAGEMENT ACTIVITIES"). Owner further acknowledges that:

                           (1)  in order to undertake effectively the Other
Management Activities in accordance with their respective obligations under agreements relating to those Other Management Activities, Manager and Related Persons employ reasonable standardized and uniform information and accounting procedures and systems (collectively, the "MANAGEMENT INFORMATION SYSTEMS"); and

                           (2)  the obligations of Manager under this
Agreement to provide information (I.E., additional information that is not specifically described in this Agreement and which is requested by Owner pursuant to this Article XII, pertaining to the management and operations of the Property (collectively, " OWNER'S ADDITIONAL INFORMATION REQUIREMENTS")) are not intended to operate in such a way as to cause unreasonable disruption to the Management Information Systems or to require Manager to incur unreasonable costs and expenses in obtaining and adapting the Management Information Systems in order to provide Owner's Additional Information Requirements. Notwithstanding the foregoing, and any other provisions of this Agreement, unless any such requested information is Confidential Information as defined below, Manager will comply with Owner's Additional Information Requirements and will supply the information requested; PROVIDED, however, that Owner will reimburse Manager for the reasonable direct additional costs that Manager demonstrates Manager or any Affiliate incurred in complying with such request, if it is not common practice for managers of regional malls of a kind similar to the Property to provide the information requested pursuant to the Owner's Additional Information Requirements.

         Notwithstanding anything to the contrary contained in this Agreement, in no event shall Manager be obligated to provide to Owner any information, document or report which (i) is prepared for the purposes of, or any minutes of proceedings of, the board of directors of Manager or any Affiliate of Manager, (ii) directly and primarily relates to commercially confidential information concerning other shopping centers managed by any Affiliates of Manager, or (iii) is prepared for the direct and primary purposes of, or constitutes a report to the Westfield Finance and Management Committee or other corporate management committee performing similar functions (collectively, "CONFIDENTIAL INFORMATION").

                  Notwithstanding anything to the contrary contained herein, Owner shall in no event acquire any rights with respect to Manager's Management Information Systems or Manager's plans, programs or processes for the management and operation of the Property.

                                  ARTICLE XIII

                       COSTS AND EXPENSES - COMPENSATION

         A. MANAGEMENT FEE. Manager shall be entitled to a management and leasing fee (the "MANAGEMENT FEE") for rendering the services herein required during the term of this Agreement equal to five percent (5.0%) of all minimum, fixed and percentage rent (including without limitation (1) proceeds from any litigation wherein damages equivalent to or based upon rent payable to Owner from a defaulted Occupant are recovered, exclusive of interest, (2) all security deposits which have been applied to rent payable to Owner, and
(3) all proceeds from loss of rents insurance maintained by Owner relating to the Property but excluding income from specialty leasing which is paid to Owner on a net basis) under all Leases at the Property during each Fiscal Year (or the pro rata portion of such amounts for any partial Fiscal Year during the term of this Agreement). Subject to adjustment as hereinafter provided, such fee shall be payable monthly by Owner in arrears at the end of each month during the term of this Agreement based on the minimum, fixed and percentage rent for such month as shown in the most recent leasing status report delivered pursuant to Article XII.A(10). Manager is hereby authorized to pay to itself on account of the Management Fee each such monthly installment from the Owner's Account. The Management Fee shall be adjusted on the following basis so that the aggregate Management Fee equals the amount set forth in this Section A: (1) monthly on an interim basis as soon as practicable after Manager has delivered to Owner the financial statements specified in Section XII.A for such month, (2) quarterly on an interim basis as soon as is practicable after the delivery to Owner of the quarterly financial statements specified in Section XII.B(2)(i), and (3) annually on a final basis as soon as is practicable after the delivery to Owner of the annual financial statements specified in Section XII.B(2)(ii). Promptly after each such adjustment, Owner or Manager, as the case may be, shall pay to the other the amount of the applicable shortfall or overpayment of the Management Fee as determined by such adjustment. In the event that there are insufficient funds in the Owner's Account to pay the Management Fee due for any month during the term of this Agreement, then if Owner does not pay the amount of such Management Fee within ten (10) Business Days after receipt of notice of such insufficiency, such unpaid Management Fee shall bear interest at a rate equal to the lesser of (1) the Prime Rate plus two percent (2%), compounded monthly, or (2) the highest rate allowable by law, for the period from the date such Management fee was due until the date that it is paid in full by Owner to Manager. With respect to any partial Fiscal Year during the term of this Agreement, for the purpose of calculating the Management Fee, the percentage rent shall be allocated to the portion of the year during which the Management Fee is payable by multiplying (1) the amount of percentage rent received from the Property for the entire applicable Fiscal Year, by (2) a fraction, the numerator of which shall be the applicable Occupant's gross sales upon which the percentage rent is calculated with respect to the portion of such Fiscal Year during which this Agreement was in effect, and the denominator of which shall be such gross sales of the applicable Occupants with respect to such entire Fiscal Year.

         B. EXPENSE REIMBURSEMENT. In addition to the Management Fee specified in Section A above, Manager shall be entitled to reimbursement as an Operating Expense of the Property, for those costs and expenses relating to the management, operation and leasing of the Property incurred by it and specifically authorized for reimbursement under the terms of this Agreement. Manager shall not be obligated to incur or bear any expenses of the Property except those reimbursable under the terms of the immediately preceding sentence.

                  C. LEASING. Manager shall be entitled to receive from Owner (1) a lease preparation fee of Seven Hundred and Fifty Dollars ($750) per Lease and (2) to the extent not recovered from any Occupant, a plan review fee of One Thousand Dollars ($1,000) per Occupant, such amounts to be subject to annual increase from and after January 1, 1997 based on the annual increase in the Index during the preceding Fiscal Year.

                                 ARTICLE XIV

                                 INSURANCE

                  Unless such insurance is maintained by Owner and its Affiliate as part of a corporate insurance program, Manager shall procure and maintain all insurance required pursuant to the applicable Annual Plan or any mortgage or deed of trust encumbering the Property, and shall procure such insurance in such amount and from such companies as may be approved by Owner in the Annual Plan or otherwise authorized by Owner in writing. Manager shall comply with all Insurance Requirements in the management and operation of the Property and shall use its diligent good faith efforts to cause all Occupants to comply with any applicable Insurance Requirements.

                                   ARTICLE XV

                                   ALTERATIONS

                  Manager shall make no changes or alterations in or additions to the Property or any part thereof of a material nature without the prior written consent of Owner, except as otherwise expressly set forth in the Annual Plan. Except with respect to any expansion, redevelopment or refurbishment, or preliminary services relating thereto, performed pursuant to a Development Agreement for the Property, Manager shall supervise the performance of all repairs, renovations and alterations performed at the Property, and shall monitor all Occupant alterations of the Property on behalf of Owner in such a manner as may be reasonably required of Manager. Manager shall promptly report any liens on the Property to Owner.

                                   ARTICLE XVI

                                   TERMINATION


         A. TERM. The term of this Agreement shall be for an initial term expiring on May 20, 2000. Thereafter, until this Agreement is terminated in accordance with its terms, this Agreement shall be deemed renewed automatically each year for an additional one year period unless the trustee (the "WAT Trustee") of the Westfield America Trust, an Australian publicly listed property trust, and 75% of the Independent Directors (as such term is defined in the Third Amended and Restated Articles of WEA) of WEA's Board of Directors agree that either (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Owner or (ii) the fees payable to Manager are not fair, PROVIDED that Owner shall not have the right to terminate this Agreement under clause (ii) above if Manager agrees to continue to provide management services for the Property at a fee that the WAT Trustee and 75% of the Independent Directors have determined to be fair and PROVIDED FURTHER that the WAT Trustee's agreement with respect to the matters set forth in clauses (i) or
(ii) will only be required if the WAT Trustee is the owner of 10% or more of the outstanding capital stock of WEA. If Owner shall elect not to renew the term of this Agreement at the expiration of the initial term or any extended term as set forth above, Owner shall deliver to Manager prior written notice of Owner's determination not to renew this Agreement based on the terms set forth in this subparagraph A not less than 30 days prior to the expiration of the then existing term. If Owner elects not to renew this Agreement, Owner shall designate the date, not less than 60 nor more than 180 days from the date of the notice, on which the Manager shall turn over management of the Property to Owner and this Agreement shall terminate as of such date.

         B. NON-CURABLE TERMINATING EVENTS. (1) Owner may terminate this Agreement on not less than 15 days written notice to Manager upon the occurrence of any of the following events:

                                  (1)  the Bankruptcy of Manager;

                                  (2) Owner sells or transfers 100% of its
                           interest in the Property (other than to a Related Person), whether directly or indirectly;

                                (3) any of the Other Management Agreements are
                           validly terminated by Owner or one of its Affiliates in accordance with their terms by reason of Manager's material default thereunder;

                                  (4) the foreclosure by any mortgagee upon the
                           Property or the taking of possession thereof by deed-in-lieu of foreclosure, except as otherwise agreed in writing by Manager and such Mortgagee;

                                    (5) an act of fraud, embezzlement or theft
                           constituting a felony against Owner or its Affiliates which causes it material injury is perpetrated by Manager or by Developer or by Advisor in its corporate capacity (as distinguished from the acts of any employees of such entities which are taken without the approval or complicity of the Board of Directors of Manager's managing general partner) under this Agreement, the Advisory Agreement, the Development Framework Agreement, any Development Agreement or any Leasing Agreement; or

                                    (6) the Property or a substantial part of
                           the Property is damaged or destroyed where the Owner has determined not to rebuild or reconstruct, provided, however, that in such event Manager will continue to operate the Property for a reasonable period of time until Owner winds down the operation of the Property, and provided further that (i) this Agreement shall be automatically reinstated if, within twenty-four (24) months after the date of such damage or destruction, Owner determines to rebuild the Property or develop a new shopping center as a replacement for the Property, and (ii) in the case of the destruction of only a substantial part of the Property, if Owner elects to continue the operation of the remaining portion of the Property, this Agreement shall remain in effect with respect to the portion of the Property to be operated.

                           (2) This Agreement shall terminate if Manager shall
                  notify Owner that management of regional shopping centers shall cease to be one of the principal business undertakings of Westfield Holdings Limited and its affiliates in the United States, PROVIDED that this Agreement shall continue for a period of 180 days after delivery of such notice to Owner if Owner shall be reasonably satisfied with Manager's ability to continue managing the Property during such period.

         C. CURABLE DEFAULTS. (1) Either Owner or Manager may terminate this Agreement by written notice to the other party in the event that the other party shall default (the "Defaulting Party") in the performance or observance of any material term, condition or covenant contained in this Agreement in respect of the Property not falling under Section XVI.B or shall fail to perform or observe the same in accordance with the required standard under this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof shall have been received by the non-defaulting party (the "Non-Defaulting Party") specifying such default and requesting that the same be remedied in such thirty-day period, provided that a ten (10) day period shall apply with respect to any failure to make a monetary payment hereunder (a "DEFAULT NOTICE").

         The Defaulting Party shall be deemed to have complied with a Default Notice given under this Section XVI.C if the default (other than a monetary default) is such that it cannot reasonably be remedied within thirty (30) days and the Defaulting Party shall, in good faith, have commenced to remedy the default specified therein as soon as is practicable after receiving such Default Notice, and, thereafter shall have diligently prosecuted the cure to its completion.

                           (2)  A Non-Defaulting Party shall have the right to
terminate this Agreement based on a default by a Defaulting Party under this
Section XVI.C only if such default is determined to constitute an Adjudicated Default as provided below. If a Non-Defaulting Party believes that the other party has defaulted in the performance of a material obligation under this Agreement, and that such default remains uncured following the delivery of a default notice and the expiration of the applicable cure period provided in
Section XVI.C(1), then such Non-Defaulting Party may deliver a written notice to the other party setting forth its intention to terminate this Agreement pursuant to this Section (a "TERMINATION NOTICE"). If the Defaulting Party desires to contest such termination, then the Defaulting Party shall so notify the Non-Defaulting Party within ten (10) Business Days after receipt of the Termination Notice, and a senior officer of each party shall meet promptly and negotiate in good faith in order to resolve such dispute. If such senior officers are unable to resolve the dispute within thirty (30) days after the Defaulting Party's receipt of the Termination Notice, then the Defaulting Party may institute an action in the appropriate judicial forum within thirty (30) days thereafter to determine whether the Defaulting Party has defaulted in the performance of a material obligation hereunder. An "ADJUDICATED DEFAULT" shall be deemed to have occurred if:

                                    (i)  the parties' respective senior
officers are unable to resolve such dispute and the Defaulting Party does not institute a judicial proceeding within sixty (60) days after it's receipt of a Termination Notice;

                                    (ii)  a court renders a final decision
finding that the Defaulting Party has defaulted in the performance of a material obligation hereunder, and the Defaulting Party does not deliver a notice of appeal to the appropriate parties within the applicable appeal period; or

                                    (iii)  a court renders a final decision
finding that the Defaulting Party has defaulted in the performance of a material obligation hereunder and an appeal is perfected by the Defaulting Party within the applicable appeal period, and a second court renders a final decision finding that the Defaulting Party has defaulted in the performance of a material obligation hereunder.

         D. Manager's Rights and Obligations on Termination. Upon termination of this Agreement Manager shall:

                           (1)  promptly surrender and deliver to Owner
any space in the Property occupied by Manager and pay to Owner or as Owner shall direct all Gross Income and other monies related to the Property on hand and all moneys due to Owner under this Agreement including any moneys received after termination;

                           (2)  promptly deliver to Owner originals in the
possession of or reasonably available to Manager, its Affiliates, agents or employees or, if such originals are not in the possession or reasonably available to Manager, copies of all contracts, documents, reports, market studies, files, funds, surveys, insurance policies, papers, Leases, keys, records and other property pertaining to this Agreement or to the Property in the possession of or reasonably available to Manager, its Affiliates, agents or employees;

                           (3)  furnish all such information and take all such
action as Owner may reasonably require in order to effect an orderly and systematic termination of Manager's duties and activities hereunder and the appointment of a substitute manager;

                           (4)  as soon as is reasonably practicable, deliver
to Owner, at Owner's expense, audited financial statements reflecting the balance of all Gross Income, all capital contributions, all Operating Expenses, all capital expenses and the credit balance of all accounts maintained by the Manager under this Agreement as at the date of termination;

                           (5)  if requested by Owner, at Owner's cost, promptly
give written notice to the Occupants, in a form reasonably satisfactory to Owner, that Manager no longer manages or is otherwise associated with the Property;

                           (6)  immediately assign and transfer all accounts
maintained by Manager under this Agreement for Owner and assign all contracts with respect to the Property to a person designated by Owner or as otherwise directed by Owner and such person shall assume all of Manager's obligations under such contracts; and

                           (7)  be paid all Management Fees earned under the
provisions of this Agreement prior to such termination. Manager shall not be obligated to refund any Management Fees earned and received from any month prior to the month in which this Agreement is terminated, provided, however, that Manager shall refund to Owner any overpayments of the Management Fee previously paid to Manager.


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

                                  ARTICLE XVII

                        DELIVERY OF DOCUMENTS AND NOTICES

         In order to be deemed effective, all documents to be delivered and all notices, approvals, authorizations and/or consents to be given or obtained by any party to this Agreement shall be in writing and shall be given by personal delivery, or sent by express mail or nationally recognized overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile (with confirmed receipt) addressed as follows:

To Manager:       Westfield Management Company
                  c/o Westfield Corporation, Inc.
                  11601 Wilshire Blvd.
                  12th Floor
                  Los Angeles, CA  90025
                  Attention:  Executive Director
                  Fax:  310-444-9071

To Owner:         WEA Palm Desert LLC
                  c/o Westfield America Inc.
                  11601 Wilshire Blvd.
                  12th Floor
                  Los Angeles, CA  90025
                  Attention:  President
                  Fax:  310-444-9071

The above addresses may be changed for future communications or delivery of notice hereunder by giving notice of such change to the others listed above in the manner prescribed by this Article. All notices shall be deemed effective when received by all applicable parties at the addresses set forth above (as such addresses may be changed by the parties in accordance herewith). Notwithstanding the foregoing, no notice shall be deemed ineffective because of any party's refusal to accept delivery at the address specified for the giving of such notice in accordance herewith.

                                  ARTICLE XVIII

                            MISCELLANEOUS PROVISIONS

         A. LAW TO APPLY. This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of New York.

         B. INCORPORATION BY REFERENCE. Exhibit A, as attached hereto, is hereby expressly incorporated herein to the same extent and with the same effect as if fully set out herein.


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

         C. SECTION HEADINGS AND REFERENCES. Headings at the beginning of Articles and Sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement. All references herein to specific Articles or Sections are references to the applicable Articles or Sections of this Agreement, unless otherwise indicated.

         D. TERMS. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, and the masculine gender shall include the feminine and neuter genders.

         E. WAIVER. Any waiver, express or implied, by a party hereto, of any breach of this Agreement by another party or parties, shall not be considered a waiver of any subsequent breach.

         F. SEVERABILITY. The invalidity or unenforceability of any portion of this Agreement shall not render the remainder hereof invalid or unenforceable.

         G. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, with the same effect as if all parties hereto had all signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one more additional signature pages.

         H. TIME. Time is of the essence of this Agreement and each of its provisions.

         I. INCORPORATION OF PRIOR AGREEMENTS. This Agreement contains all of the agreements of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto.

         J. FURTHER ASSURANCES. Each party hereto hereby agrees to execute and deliver any and all instruments, agreements and other documents reasonably necessary to effect the acts contemplated hereby, to the extent required by this Agreement.

         K. ATTORNEYS' FEES. If any party commences an action against another to enforce any of the terms hereof or because of the breach by any party of any of the terms hereof, then the successful party after final judgment shall be entitled to receive from the other party its reasonable attorneys' fees and other costs and expenses incurred in connection with the prosecution or defense of such action.

         L. PERSONAL AGREEMENT. This Agreement shall be binding on the parties hereto. No assignment by Manager shall be effective for any purpose without the written consent and approval of Owner; PROVIDED, however, that notwithstanding the foregoing provisions of this Section L, Manager shall have the right to assign its rights and obligations under this Agreement without Owner's prior consent to any Affiliate of WHL as long as the transferee Person assumes the obligations and liabilities of Manager hereunder from and after the effective date of such transfer. The transfer of an interest in Manager or any constituent partner of Manager shall not be deemed an assignment of this Agreement so long as WHL continues to own, directly or indirectly, at least a 50% voting and economic interest in Manager. Upon any such transfer, Manager shall be released from all liabilities arising hereunder from and after the effective date of such transfer. Manager agrees that it will not subcontract all or substantially all of its management responsibilities under this Agreement, except to an Affiliate of WHL, without the written consent and approval of Owner. Any attempted assignment or sub-contract in violation of the provisions of this Section L shall be void AB INITIO.

         M. NO PARTNERSHIP. Nothing contained in this Agreement shall constitute Owner and Manager as partners with one another. Subject to the terms and provisions of this Agreement, each of the parties shall have the right to engage in other businesses and business transactions and the other party shall have no right or interest therein.

         N. AMENDMENTS. No amendment to this Agreement shall be effective unless signed by the party to be charged with any additional responsibilities thereunder.

         O. INDEMNITIES. (1) Manager hereby agrees to indemnify, defend and protect Owner and its respective officers and directors (such persons collectively called the "INDEMNIFIED PARTIES" for the purposes of this Section XVIII.O(1)), and hold each of the Indemnified Parties harmless against all losses, damages, costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses incurred in good faith and court costs) incurred by the Indemnified Parties by reason of any claim or demand being made upon or any action taken against any of the Indemnified Parties arising from Manager's gross negligence or willful misconduct or fraud with respect to its duties and obligations under this Agreement. The Indemnified Parties shall, in good faith, endeavor to notify Manager in writing as to every such claim, demand or action against the Indemnified Parties within ten (10) Business Days after the Indemnified Parties become aware that such claim or demand has been made or such action has been taken. A failure to notify Manager shall not limit Manager's liability under this Section XVIII.O(1) to the extent that such failure to notify does not adversely affect Manager's rights with respect to such claim.

         (2) Owner hereby agrees to indemnify, defend and protect Manager and each of Manager's constituent partners and their respective officers and directors (each such person collectively called the " INDEMNIFIED PARTIES" for the purposes of this Section XVIII.O(2)), and hold each of the Indemnified Parties harmless against all losses, damages, costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses incurred in good faith and court costs) incurred by the Indemnified Parties by reason of any claim or demand being made upon or any action taken against any of the Indemnified Parties arising from (i) any gross negligence or willful misconduct or fraud of Owner, except to the extent Manager or its Affiliate is responsible for such gross negligence or willful misconduct, or (ii) any act taken or omission made by Manager in the performance of its obligations under this Agreement, which act or omission was not the result of Manager's gross negligence or willful misconduct or fraud. The Indemnified Parties shall, in good faith, endeavor to notify Owner in writing as to every such claim, demand or action against the indemnified parties within ten (10) Business Days after the Indemnified Parties become aware that such claim or demand has been made or such action has been taken. A failure to notify Owner shall not limit Owner's liability under this Section
XVIII.O(2) to the extent that such failure to notify does not adversely affect Owner's rights with respect to such claim.

         (3) No person engaged as an independent contractor by Owner or Manager shall be considered an employee, servant, agent or other Person that Owner or Manager (as the case may be) shall be obligated to indemnify for the purposes of this Section XVIII.O. Manager shall use its reasonable efforts to cause Owner to be listed as an indemnified party in any indemnity contained in an agreement with an independent contractor. The indemnity contained in this Section XVIII.O made by Owner and Manager shall survive the termination of this Agreement.

         P. OBJECT OF AGREEMENT. The object of this Agreement is the provision of services by Manager to Owner, and no tangible property will be conveyed other than tangible property incidental to the provision of such services.

         Q. OWNER'S LENDERS AND/OR PURCHASERS. (1) Manager shall, at the request of Owner, enter into agreements with lenders providing financing to Owner encumbering all or any party of the Property, pursuant to which agreements Manager (i) recognizes the collateral rights, if any, of such lender(s) with respect to this Agreement, and (ii) acknowledges that if any such lender forecloses upon Owner's interest in this Agreement, then such lender or its assignee shall not be liable for any act or omission of Owner under this Agreement prior to the date of such foreclosure or assignment; provided that Manager shall not be obligated to enter into any such agreement that materially increases Manager's obligations or materially diminishes Manager's rights hereunder.

         (2) Manager shall, at Owner's request, cooperate with and provide information to any lender(s) providing financing to Owner or to any potential purchaser(s) of the Property regarding actual facts and matters within the knowledge of Manager's personnel engaged in the management of the Property.

         R. CONFIDENTIALITY. (a) Manager agrees to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner heretofore or hereafter disclosed to Manager ("Owner Confidential Information"), including, but not limited to, any data, information, plans, programs, processes, costs, operations or the names of any tenants which may come within the knowledge of Manager in the performance of, or as a result of, its services, except where required by judicial or administrative order, or where Owner specifically gives Manager written authorization to disclose any of the foregoing to others or such disclosure hereunder. If Manager is required by a judicial or administrative order to disclose any Owner Confidential Information, Manager will promptly notify Owner thereof, consult with Owner on the advisability of taking steps to resist or narrow such request and cooperate with Owner in any attempt it may make to obtain an order or other assurance with confidential treatment will be accorded to the Owner Confidential Information disclosed.

         (b) Owner agrees to hold in confidence and not to use or disclose to others any confidential or proprietary information of Manager heretofore or hereafter disclosed to Owner ("Manager Confidential Information"), including, but not limited to, any information, plans, programs, processes, costs or operations which may come within the knowledge of Owner as a result of the services performed by Manager, except where required by judicial or administrative order, or where Manager specifically gives Owner written authorization to disclose any of the foregoing to others or such disclosure hereunder. If Owner is required by a judicial or administrative order to disclose any Manager Confidential Information, Owner will promptly notify Manager thereof, consult with Manager on the advisability of taking steps to resist or narrow such request and cooperate with Manager in any attempt it may make to obtain an order or other assurance with confidential treatment will be accorded to the Manager Confidential Information disclosed.

                  IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first above written.

                              OWNER:

                              WEA PALM DESERT  LLC

                              By: Westfield America Limited Partnership, its managing member

                                   By:  Westfield America, Inc., its
                                        general partner


                                        By:  /s/ Irv Hepner
                                            ------------------------------------
                                            Name:    Irv Hepner
                                            Title:   Secretary


                              MANAGER:


                              WESTFIELD MANAGEMENT COMPANY


                              By:  Westfield Services, Inc.,
                                      a general partner


                                   By:  /s/ Irv Hepner
                                       -----------------------------------------
                                       Name:    Irv Hepner
                                       Title:   Secretary

                                    EXHIBIT A



                           OTHER MANAGEMENT AGREEMENTS


Separate Management Agreements with respect to each of the following shopping centers:

Annapolis Mall
Connecticut Post Mall
Crestwood Plaza
Downtown Plaza
Eagle Rock Plaza
Eastland Shopping Center
Enfield Center
Fox Hills Mall
Horton Plaza
Los Cerritos Center
Meriden Square Mall
Mid Rivers Mall
Montgomery Mall
Northwest Plaza
North County Fair
Oakridge Mall
Parkway Plaza
Plaza Bonita
The Promenade
Solano Mall
South County Center
South Shore Mall
Trumbull Mall
University Towne Centre
Valley Fair Mall
West County Center
Plaza at West Covina
West Park Mall
Westland Center


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